As filed with the Securities and Exchange Commission on September 24, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tofutti Brands Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3094658
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

50 Jackson Drive, Cranford, New Jersey	07016
(Address of Principal Executive Office)	(Zip Code)

2014 Equity Incentive Plan
(Full Title of Plan)

Steven Kass, Chief Financial Officer
50 Jackson Drive
Cranford, New Jersey 07016
Tel: (908) 272-2400
 (Name, address and telephone number, including area code, of agent for service)

Copies of communications to:
Steven J. Glusband, Esq.
Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY 10005
Tel: (212) 238-8605
Fax: (212) 732-3232

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.01 par value	250,000	(1)	$4.15	$1,037,500	$133.63

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to register an indeterminate amount of such additional number of shares of the Registrant’s common stock as may be issuable by reason of any stock split, stock dividend or the like, without receipt of consideration that increases the Registrant’s outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the basis of the average of the high and low prices of the Registrant’s common stock on the NYSE MKT on September 23, 2014.

PART I

Information Required in the Prospectus

Item 1. Plan Information.

Not required to be filed with this registration statement.*

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this registration statement.*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this registration statement will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities Exchange Commission (the “SEC”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the SEC are incorporated by reference herein as of their respective dates of filing and shall be deemed to be a part hereof:

• Our Annual Report on Form 10-K filed on March 28, 2014 for the fiscal year ended December 28, 2013, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

• All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

• The  description  of the  Registrant's  Common  Stock  contained in any registration statement or report of the Registrant filed under the Exchange Act, including  any  amendments  or reports  filed for the purpose of  updating  such description.

All reports and other documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such reports and other documents, except as to any portion of any such report or other document furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “ DGCL ”) permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law.

Section 9.1 of the Registrant's  By-Laws provides that the Registrant shall indemnify its directors and officers to the fullest extent and in the manner set forth in and  permitted by the Law, and any other  applicable  law, from time to time in  effect,  and that  such  right of  indemnification  shall not be deemed exclusive of any other rights to which the  Registrant's  directors and officers may be entitled.

Section 9.3 of the Registrant's By-Laws,  which deals with the Registrant's power to purchase and maintain liability insurance on behalf of the Registrant's  directors and  officers,  is  substantially  the same as the above mentioned Section 145(g) of the DGCL.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however , that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as we may permit indemnification for liabilities arising under the Securities Act to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cranford, State of New Jersey, on September 24, 2014.

TOFUTTI BRANDS INC.

By: /s/David Mintz
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints David Mintz and Steven Kass, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in his name, place and stead, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement) and registration statements filed pursuant to Rule 462(b) under the Securities Act, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the Registration Statement as the aforesaid attorneys-in-fact executing the same deem appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done with respect to this Registration Statement or any such amendments or registration statements in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Mintz	Chief Executive Officer and Chairman	September 24, 2014
David Mintz	(Principal Executive Officer)

/s/ Steven Kass	Secretary, Treasurer and Chief Financial and Accounting	September 24, 2014
Steven Kass	Officer (Principal Financial Officer)

/s/ Neal S. Axelrod	Director	September 24, 2014
Neal S. Axelrod

/s/ Joseph N. Himy	Director	September 24, 2014
Joseph N. Himy

/s/ Scott Korman	Director	September 24, 2014
Scott Korman

Director
Reuben Rapoport

Director
Franklyn Snitow

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	Exhibit	Filing Date / Period End Date

4.1	Certificate of Incorporation of the Registrant, as amended through February 1986	10-K		July 31, 1985
4.2	March 1986 Amendment to Certificate of Incorporation of the Registrant	10-K		August 2, 1986
4.3	June 1993 Amendment to Certificate of Incorporation of the Registrant	10-KSB		January 1, 2005
4.4	By-Laws of the Registrant	10-K		July 31, 1985
4.5	2014 Equity Incentive Plan of the Registrant	DEF14A	A	May 14, 2014
4.6*	Form of Incentive Stock Option Agreement
4.7*	Form of Non-Qualified Stock Option Agreement
5.1*	Opinion of Carter Ledyard & Milburn LLP
23.1*	Consent of EisnerAmper LLP
23.3*	Consent of Carter Ledyard & Milburn LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page)

______________
*Filed herewith